EXHIBIT 99-27
NINETEENTH AMENDMENT TO TRUST AGREEMENT BETWEEN
FIDELITY MANAGEMENT TRUST COMPANY AND
DTEENERGY COMPANY
     THIS NINETEENTH AMENDMENT, dated and effective as of the thirty-first day of July 2007, by and between Fidelity Management Trust Company (the “Trustee”) and DTE Energy Company (the “Sponsor”);
WITNESSETH:
     WHEREAS, the Trustee and the Sponsor heretofore entered into a Master Trust Agreement dated June 30, 1994, as amended, with regard to DTE Energy Company Savings and Stock Ownership Plan, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 223 of the Utility Workers Union of America and the MichCon Savings and Stock Ownership Plan (collectively and individually, the “Plan”); and
     WHEREAS, the Sponsor hereby directs the Trustee, in accordance with Section 8(c), as follows: (i) on July 31, 2007 to liquidate all participant balances held in the Fidelity Retirement Money Market Portfolio at its net asset value on such day, and to invest the proceeds in the Fidelity Institutional Money Market Fund at its net asset value on such day; (ii) to redirect all participant contributions directed to the Fidelity Retirement Money Market Portfolio after July 31, 2007, to be invested in the Fidelity Institutional Money Market Fund; and (iii) to permit no further investments in the Fidelity Retirement Money Market Portfolio as an investment option for the Plan after July 31,2007. The parties hereto agree that the Trustee shall have no discretionary authority with respect to this sale and transfer directed by the Sponsor. Any variation from the procedure described herein may be instituted only at the express written direction of the Sponsor; and
     WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof;
     NOW THEREFORE, in consideration of the above premises the Trustee and the Sponsor hereby amend the Trust Agreement by:
(1)	Effective at the close of business (4:00 p.m. ET) on July 31, 2007, amending the “investment options” section of Schedules “A” and “C” to remove the following:
•	Fidelity Retirement Money Market Portfolio
(2)	Effective at the close of business (4:00 p.m. ET) on July 31, 2007, amending the “investment options” section of Schedules “A” and “C” to add the following:
•	Fidelity Institutional Money Market Fund
On the effective date of this Amendment, in lieu of receiving a printed copy of the prospectus for each Fidelity Mutual Fund selected by the Named Fiduciary as a new Plan investment option or short-term investment fund, the Named Fiduciary hereby consents to receiving such documents electronically. Named Fiduciary shall access each prospectus on the internet after receiving notice from the Trustee that a current version is available online at a website maintained by the
DTE Energy Company
Nineteenth Amendment/Trust Agreement
Confidential Information

Trustee or its affiliate. The Trustee represents that on the effective date of this Amendment, a current version of each such prospectus is available at http://www.fidelity.com or such successor website as the Trustee may notify Named Fiduciary of in writing from time to time. Named Fiduciary represents that it has accessed/will access each such prospectus at http://www.fidelity.com or such successor website as the Trustee may notify Named Fiduciary of in writing from time to time as of the effective date of this Amendment.

(3)	Amending Schedule “C” to restate the sentence immediately following the investment option section, in its entirety, as follows:

The Named Fiduciary hereby directs that for Plan assets allocated to a Participant’s account to the extent the Plan allows, the investment option referred to in Section 5(c) shall be the Fidelity Freedom Fund determined according to a methodology selected by the Named Fiduciary and communicated to the Trustee in writing. In the case of unallocated Plan assets, the termination or reallocation of an investment option or Plan assets described in Section 5(e)(vii)(B)(5), the Plan’s default investment shall be Fidelity Freedom Income Fund®.
     IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Nineteenth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

DTE ENERGY COMPANY		FIDELITY MANAGEMENT TRUST COMPANY

By	/s/ Douglas A. Green 7/31/07	By	/s/ Stephanie Nick 7/31/07

	Authorized Signatory Date		Authorized Signatory Date
DTE Energy Company
Nineteenth Amendment/Trust Agreement
Confidential Information

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